Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 18, 2009, accompanying the consolidated financial statements included in the Annual Report of Hemagen Diagnostics, Inc. on Form 10-K for the year ended September 30, 2009 and on Form 10-KSB for the year ended September 30, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Hemagen Diagnostics, Inc. on Forms S-3 (File No. 333-40606 and No. 333-124425) and the Registration Statement on Form S-8 (File Nos. 333-57080, 333-156381, 333-158984 and 333-161918).

Stegman and Company

Baltimore, Maryland

December 18, 2009